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                           STOCK PURCHASE LOAN PROGRAM

The purpose of the Merrill Loan Program is to facilitate the exercise of stock options, to encourage ownership by executives, to reduce tax consequences for those individuals, and to minimize the need to sell shares in the open market to pay income taxes due upon the exercise of options. Approval of the loans is subject to the sole and absolute discretion of the Compensation Committee (the "Committee").

The following is an overview of the program:

LOAN PARAMETERS

FOR THE FIRST LOAN REQUEST THE EMPLOYEE MAY BORROW UP TO:

(a) 100% of the option price of the option, plus 100% of the state and federal income taxes actually paid within 15 months of such exercise on any income recognized by reason of such exercise, or

(b) 60% of the cost to purchase stock on the open market at the fair market value at the time of purchase.

FOR ANY SUBSEQUENT LOAN REQUESTS, THE EMPLOYEE MAY BORROW THE LESSER OF:

(a) 100% of the option price of the option, plus 100% of the state and federal income taxes actually paid within 15 months of such exercise on any income recognized by reason of such exercise, or

(b) 60% of the cost to purchase stock on the open market at the fair market value at the time of purchase, or

(c) the amount that, when added to the principal amount of all outstanding loans under Merrill Loan Program, will not exceed 60% of the market value of all of the Company's stock pledged as collateral by the employee immediately following the loan, or

(d)   eight times the employee's then current base salary.

Notwithstanding the foregoing criteria, no loan may be made which would cause the aggregate amount of principal and accrued interest outstanding under all loans to an employee to exceed 100% of the market value of all the Company's stock pledged as collateral by that employee under the Merrill Loan Program.

TERMS OF LOANS

-- Loans under the program must be repaid within five years of the grant of the loan. At the discretion of the Compensation Committee the term of the loan may be extended.

-- Upon termination of the employment (voluntary or involuntary), the loan must be repaid within 45 days or such longer period as the Committee may determine.

-- Upon death or long term disability of the employee, the Committee may extend the repayment of the loan up to six months.

--    The Committee may demand repayment of the note(s) at any time.

-- The loan is a full recourse loan. If the value of the Merrill stock pledged as collateral for repayment of the loan is insufficient to repay the outstanding principal, Merrill may proceed to collect any remaining balance due.

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INTEREST

The loans made under the Merrill Loan Program are made on an interest-free basis with respect to all amounts advanced to pay the options exercise price and the amounts advanced to pay taxes or to purchase shares on the open market.

For tax purposes, the executive must recognize income in an amount equal to the interest-free discount received on the loan proceeds. The interest rate that will be used for imputed income purposes will be set at the time of the origination of the loan and will remain unchanged for the life of the loan.

LOAN REPAYMENT

-- Each individual borrowing agreement is evidenced by a written demand promissory note executed by the executive at the time the loan is granted. The note provides that thirty percent (30%) of the executive's bonus compensation received under the Bonus Plan (net of applicable taxes and other withholdings) will be applied to repay the principal under the note. The repayment will begin with the bonus payout connected to the year that the loan was originated (e.g., if a loan were originated in November 1999, the repayment would begin with any bonus payable in April 2000).

-- In addition, 50% of the after tax proceeds from any sale of the Company's stock pledged under the Merrill Loan Program must be applied to the outstanding principal balance under the Merrill Loan Program.

-- All dividends received by an executive for Merrill stock pledged for a loan, net of applicable estimated tax withholdings on such dividends, are also applied to the outstanding principal balance.

-- All outstanding principal shall be due and payable on the fifth anniversary of the origination of the loan.

PROCESS

-- A copy of a promissory note is included with these materials. To begin the process the executive must execute promissory note and return it to legal.

-- Once shares are acquired, executive must deliver certificates to Legal to be held as collateral until loan is repaid.

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                                       DEMAND
                                  PROMISSORY NOTE


$__________________________                                  St. Paul, Minnesota
                                                            _____________, 199__


FOR VALUE RECEIVED, the undersigned ________________________________________
(the "Maker") promises to pay to the order of MERRILL CORPORATION, a Minnesota corporation ("Merrill"), its successors and assigns, at its office at One Merrill Circle, St. Paul, Minnesota 55108, or such other place as the holder hereof may designate in writing from time to time, the principal sum of _______________________ ($______________) in lawful money of the United States.
Except as provided below in the case of an Event of Default, no interest shall accrue or become payable pursuant to this Note.

The principal amount of this Note shall be payable on the earliest of the following dates and in the following manner:

       (i) All outstanding principal shall be due and payable on the forty-fifth (45th) day after Maker's employment with Merrill is terminated for any reason, whether voluntary or involuntary, provided, however, that Merrill, in its sole discretion, may extend the due date for a period of up to six months in the event that such termination of employment is caused by the death or long term disability of the Maker;

       (ii) On an annual basis, Merrill shall apply thirty percent (30%) (the "Applicable Percentage") of the Maker's bonus, if any, paid pursuant to the Merrill Corporation Executive Incentive Plan (the "Bonus Plan") to the outstanding principal balance hereunder. The amount to be applied hereunder shall be calculated by multiplying the Applicable Percentage times the payment under the Bonus Plan after subtracting all withholding taxes required to be deducted from such bonus amount;

       (iii) Maker shall apply fifty percent (50%) of the after-tax proceeds of the sale of all Merrill Stock (as defined below) to the outstanding principal balance hereunder;

       (iv) Maker shall apply all dividends paid with respect to Merrill Stock (net of any tax withholdings) to the outstanding principal balance hereunder;

       (v) All outstanding principal shall be due and payable immediately upon demand by Merrill; and

       (vi) All outstanding principal shall be due and payable on the fifth anniversary of the date of this Note.

The principal of this Note may be prepaid in full or in part at any time, without premium or penalty.

Maker represents and warrants that the proceeds of the loan evidenced by this Note will be used solely for the purpose of (i) exercising certain stock options available to the Maker under either the Merrill Corporation 1993 Non-Statutory Stock Option Plan or the Merrill Corporation 1996 Non-Statutory Stock

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Option Plan (the "Stock Options"); (ii) paying the federal or state income taxes associated with the exercise of such stock options; or (iii) purchasing Merrill Stock in the open market.

As security for the timely payment of all amounts due or to become due under this Note, Maker pledges and grants to Merrill a security interest in (a) the shares of Merrill stock to be acquired by Maker pursuant to the exercising of the Stock Options or otherwise (the "Merrill Stock"), (b) all securities, instruments and other property, rights or interests of any kind at any time issued or issuable as an addition to, in substitution or exchange for, or with respect to, the Merrill Stock, and (c) all cash, dividends, proceeds or other income or property accrued and hereafter accruing, received, receivable or otherwise distributed in respect of, in exchange for, or upon the sale or other disposition of any of the foregoing. Maker shall deliver to Merrill the certificates evidencing the Merrill Stock, together with stock powers therefor executed in blank. Maker agrees and acknowledges that the pledge and security interest granted hereby is a continuing security interest and shall continue in full force and effect until this Note is paid in full. Maker further acknowledges that this Note is fully recourse against the Maker and that if the value of the Merrill Stock pledged as security for repayment of this Note is insufficient to repay the outstanding principal hereunder, Merrill may proceed against the Maker to collect any remaining amount due.

If an Event of Default, as defined below, shall occur, Merrill or other holder may, without notice, demand, presentment for payment and notice of nonpayment, all of which Maker hereby expressly waives, declare the indebtedness evidenced hereby and all other indebtedness and obligations of Maker to Merrill or holder hereof immediately due and payable and Merrill or other holder hereof may, without notice, immediately exercise any and all rights and remedies available at law or in equity for the collection of this Note, including, without limitation, enforcement of the security interest granted herein. Upon an Event of Default, the unpaid principal balance hereunder shall begin to accrue interest from the date of the Event of Default until fully paid, at an annual interest rate of one percent (1%) per annum plus the prevailing Reference Rate of interest established and announced by US Bancorp (the "Bank") as the same may change from time to time. The "Reference Rate" means the rate of interest established and publicly announced by the Bank from time to time as its reference rate. In the event that the Bank ceases to establish and announce a reference rate at any time during the term of this Note, Merrill shall be entitled to designate a reasonably comparable substitute index for the calculation of the interest rate hereon so long as any amount remains outstanding hereunder. All changes in the rate of interest applicable hereto shall become effective on the same day that the change in said Reference Rate is announced. The term "Event of Default" shall mean any of the following events:

       (i) the Maker shall default in the payment when due of any principal on this Note; or

       (ii) the insolvency, bankruptcy, receivership, or occurrence of any other adverse change in the financial condition of the Maker.

If this Note is placed with any attorney(s) for collection upon any default, Maker agrees to pay to Merrill or other holder its reasonable attorneys' fees and all lawful costs and expenses of collection, whether or not a suit is commenced.

Time is of the essence. No delay or omission on the part of Merrill or other holder hereof in exercising any right or remedy hereunder shall operate as a waiver of such right or of any other right or remedy under this Note or any other document or agreement executed in connection herewith. All waivers by Merrill must be in writing to be effective and a waiver on any occasion shall not be construed as a bar to or a waiver of any similar right or remedy on a future occasion.


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Maker hereby consents to any extension or alteration of the time or terms of payment hereon, any renewal, any release of all or any part of any security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to any party liable for payment hereof.

No provision of this Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

Any payment due on any non-business day of Merrill shall be due upon the next business day.

This Note represents a loan negotiated, executed and to be performed in the State of Minnesota and shall be construed, interpreted and governed by the laws of said state.

The Maker hereby consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Note, and waives any argument that venue in such forums is not convenient.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note to Merrill as of the day and year first above written.

                                          MAKER:

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